UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ILLINOIS TOOL WORKS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

This filing on Schedule 14A (this “Supplement”) contains supplemental disclosure relating to Illinois Tool Works Inc.’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on March 23, 2016. This Supplement provides updated information concerning “Proposal 4 - Approval of an Amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to Permit Stockholders to Call Special Meetings.” Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. The Proxy Statement contains important additional information. This Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.

Supplement to Proposal 4 - Approval of an Amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to Permit Stockholders to Call Special Meetings

As disclosed in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders, the Board of Directors previously recommended, unanimously, that the Company’s stockholders vote FOR a non-binding advisory proposal presented at the 2015 Annual Meeting that asked the Board to implement a mechanism for stockholders to call special meetings using a twenty percent (20%) ownership threshold. With the support of the Board, that non-binding advisory proposal passed in 2015. To follow through on the Company’s prior recommendation in favor of a new special meeting mechanism, the Company is asking its stockholders at the 2016 Annual Meeting to approve amendments to the Company’s Certificate of Incorporation to enable stockholder-called special meetings, subject to procedures that will be set forth in amendments to the Company’s bylaws. The Company has previously demonstrated its responsiveness to evolving governance practices and shareholder perspectives by proactively implementing new proxy access provisions in December 2015 to provide eligible shareholders, including groups of up to twenty (20) shareholders, owning at least three percent (3%) of outstanding shares for at least three (3) years with the right to nominate up to the greater of twenty-five (25%) of the Board or two (2) directors through proxy access.

The Company has since the date of its proxy statement continued to review and consider governance developments, market practices, trends and shareholder perspectives and engagement with respect to designing balanced mechanisms for shareholders to act between annual meetings such as through special meetings. Accordingly, the Company has determined that in connection with requesting stockholder approval of the charter amendment set forth in Appendix C to the Company’s 2016 Proxy Statement that would enable stockholders to call special meetings at a twenty percent (20%) threshold, the Company will revise certain procedural limitations on stockholder-called special meetings that will be adopted if the charter amendment proposal is approved. In particular, the Company confirms that if the charter amendment proposal is approved, the Company will: (1) subject to (4) below, hold a special meeting no later than ninety (90) days after receiving a valid request therefor, (2) continue to permit stockholders to group together in order to reach the twenty percent (20%) threshold without “capping” the number of stockholders who may participate in such a group; (3) subject to (4) below, not restrict the permitted agenda items for duly requested stockholder-called special meetings if such items are otherwise legal and proper subjects for stockholder action under state law; and (4) not be required to call special meetings with respect to special meeting requests received during the ninety (90) days prior to the anniversary of the preceding annual meeting or during the thirty (30) days following its annual meeting.

In addition, the Company has determined not to include restrictions that would have permitted the Company to exclude otherwise valid special meeting requests concerning: (1) an item that was substantially similar to another item (other than the election or removal of directors) that was presented at a meeting of shareholders held within the prior twelve (12) months; (2) an item that related to the election or removal of directors where the election or removal of directors was presented at a meeting of shareholders held within one hundred twenty (120) days prior to the date the request is delivered; (3) requests received during the period beginning one hundred twenty (120) days prior to the anniversary of the preceding annual meeting and ending on the date of the next annual meeting; (4) an item that is substantially similar to another item (including the election or removal of directors) that will be raised at a meeting of shareholders that has been called but not yet held or that is called for a date within one hundred twenty (120) days of the Company’s receipt of the request and (5) the election of directors at a special meeting called by the chairman, CEO, president, or by a majority of the board.

The Company is supportive of a properly-defined special meeting mechanism and continues to recommend that stockholders vote “FOR” the proposed amendment to the Certificate of Incorporation enabling stockholder-called special meetings of stockholders.